UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/10/2006

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On January 4, 2006, Technitrol, Inc., through indirect wholly-owned subsidiaries, completed its acquisition of ERA Group pursuant to the Sale and Transfer Agreement dated as of November 28, 2005 with era GmbH & Co. KG (the "Transfer Agreement"). The purchase price was approximately EUR 49 million or $58 million (as of Tuesday, January 3, 2006), subject to certain post-closing adjustments. The acquisition was financed primarily with bank credit under Technitrol's multi-currency credit facility.

The foregoing summary is not complete and is qualified in its entirety by reference to the text of the Transfer Agreement which was filed as Exhibit 10.1 to Technitrol's Form 8-K dated December 2, 2005. Investors in Technitrol and other persons not party to the Transfer Agreement should not rely on the covenants or the representations and warranties made in the Transfer Agreement for any purpose, or consider them as statements of fact or as representing the current state of Technitrol's affairs.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: January 10, 2006	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President and Chief Financial Officer